Rayonier

Rayonier Incentive Stock Plan Restricted Stock Unit Award Agreement

This Award Agreement (the “Award Agreement”) is entered into by and between Rayonier Inc., a corporation organized under the laws of the State of North Carolina with its principal office at 1 Rayonier Way, Wildlight, FL 32097 (the "Company"), and the undersigned qualified individual ("Key Employee"), pursuant to the Rayonier Incentive Stock Plan (the "Plan") as of /$GrantDate$/ (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company desires to grant to Key Employee an award of Restricted Stock Units (“RSUs”), with each such RSU representing a contractual right to receive one share of common stock of the Company (“Share”), subject to the terms and conditions of this Award Agreement;

WHEREAS, the RSUs will vest as provided in this Award Agreement, provided Key Employee remains continuously employed by the Company from the date hereof through the Vesting Dates, as defined below, subject to the provisions of this Award Agreement and of the Plan; and

WHEREAS, this Award Agreement is being entered into to convey an Award of RSUs to Key Employee.

NOW THEREFORE, in consideration of the mutual promises made herein, the parties agree as follows:

1.	Definitions
All capitalized terms not expressly defined in this Award Agreement and used herein shall have the same meaning set forth in the Plan, available on the Merrill Lynch website.

2.	Award of Shares; Vesting
(a)    RSUs Awarded. Key Employee is hereby awarded /$AwardsGranted$/ RSUs, subject to the terms of this Award Agreement, as of the Effective Date.

(b)    Vesting. Key Employee shall become vested with respect to, and thereupon have a non-forfeitable right to, the Shares underlying the RSUs granted pursuant to Section 2(a) on the vesting dates shown below (as such vesting dates may be accelerated under Section 2(c), herein referred to as the "Vesting Dates"); provided that, Key Employee shall have remained continuously in the employ of the Company (or any other Participating Company) from the Effective Date through the Vesting Dates.

/$VestingSchedule$/

(c)	Termination of Employment.

(i)    Except as provided in this Section 2(c), if Key Employee's employment is terminated for any reason before the Vesting Date, then all of the RSUs subject to this Award Agreement, and all unpaid Dividend Equivalents, shall immediately be forfeited by Key Employee, and Key Employee shall have no further rights to such RSUs from and after the date of such termination.

(ii)    In the event of Key Employee’s termination of employment for any reason, or in cases of other circumstances deemed appropriate by the Committee, the Committee may, in its sole discretion, elect to waive all or part of the remaining restrictions with respect to Key Employee’s RSUs then outstanding under this Award Agreement.

(e)	Withholding Taxes.

(i)    On the Vesting Date, or at any other time when withholding is required under the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall have the right to require Key Employee to pay to the Company the amount of taxes that the Company is required to withhold or, in the Company’s discretion in lieu thereof, to retain, or sell without notice, a sufficient number of Shares held by it for Key Employee to cover the amount required to be withheld or to withhold from any other amounts due to Key Employee by the Company. If requested by the Key Employee, the Committee shall cancel Shares to be delivered to Key Employee having a Fair Market Value equal to the minimum statutory required tax withholding (or, if permitted by the Company, a rate that is higher than the minimum statutory withholding rate) in connection with delivery of such Shares, and apply the value of such Shares as payment for Key Employee’s minimum statutory required tax withholding or higher withholding.

(ii)    The Company may deduct from all Dividend Equivalents paid with respect to the Award, and from any interest deemed accrued thereon (if applicable), the amount of taxes, if any, that the Company is required to withhold with respect to such amounts.

3.	Award Terms
(a)    Shareholder Rights. The RSUs are contractual rights only, and no Shares will be issued in respect of the RSUs unless and until the terms and conditions established by the Committee are obtained or satisfied. RSUs do not carry any rights of a shareholder, including voting rights; provided that, Key Employee shall be entitled to Dividend Equivalents Rights under Section 3(b). Upon the receipt of Shares in settlement of any RSUs, Key Employee shall have all the rights of a shareholder with respect to those shares, including but not limited to, the right to vote such Shares.

(b)    Dividend Equivalent Rights. Key Employee shall have the Dividend Equivalent Rights set forth herein with respect to the RSUs granted pursuant to this Award Agreement. Accordingly, unless otherwise determined by the Committee, upon the Company’s payment of cash dividends with respect to its Common Stock, Key Employee shall be paid an amount equal to the cash dividends that would have been paid to Key Employee had Key Employee owned the number of Shares underlying the RSUs awarded pursuant to this Award Agreement on the dividend record date. Such payment shall be made to Key Employee within fifteen (15) days after the Company’s dividend payment date.

(c)    Issuance of Shares. RSUs shall be evidenced in book entry or electronic form, registered in the name of Key Employee, with notations referring to the terms, conditions and restrictions set forth in this Award Agreement. Upon vesting, Shares underlying Key Employee’s RSUs then vesting shall be issued either (i) in certificate form or (ii) in book entry or electronic form, registered in the name of Key Employee. Any such Shares shall be delivered to Key Employee within fifteen (15) days after the Vesting Date.

4.	Conformity with Securities Laws
Any issuance of Shares pursuant to this Award Agreement (and any transfers thereof) are subject to compliance with all applicable securities laws. Key Employee hereby represents to the Company that Key Employee is acquiring the Shares for investment and not with a view to the distribution thereof and that Key Employee has had full and complete access to the financial statements of the Company and to the Company's senior management. The Shares issued by the Company pursuant to this Award Agreement may bear a legend or notation describing the restrictions on resale thereof under applicable securities laws, and stop transfer orders with respect to such Shares may be entered in the stock transfer records of the Company.

5.	Agreement Not To Solicit; Other Restrictions; Clawback

(a)    Key Employee hereby covenants and agrees that for a period commencing on the Effective Date and ending twelve (12) months after the effective date of Key Employee’s termination of employment with the Company, Key Employee, shall not, except for actions taken on behalf, and at the request of, the Company, directly or indirectly engage in or assist others in soliciting, persuading, hiring, recruiting, or attempting to persuade, solicit, hire or recruit, any person employed by or under contract with, the Company (or who was employed by or under contract with the Company in the six-month period prior to the date of any such prohibited contact).

(b)    This Award and any receipt of Shares pursuant to this Award are expressly contingent upon your compliance with the terms and conditions in Section 16 of the Plan, Section 5(a) of this Award Agreement and in any other agreement that governs your noncompetition with the Company or any subsidiary, your non-solicitation of employees, customers, suppliers, vendors or other business partners of the Company or any subsidiary, and/or your conduct with respect to proprietary and confidential information of the Company or any subsidiary.

(c)    Notwithstanding any other provision in the Plan to the contrary, this Award, any Shares issued pursuant to this Award and any amount received with respect to the sale of any such Shares shall be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with the terms of the Company’s Clawback Policy as in effect from time to time and Section 15 of the Plan.

6.	Miscellaneous
(a)    Assignments and Transfers. The rights and interests of Key Employee under this Award Agreement may not be sold, exchanged, hypothecated, assigned, transferred (including by gift), pledged or otherwise encumbered.

(b)    No Right to Employment. Neither this Award Agreement nor any action taken hereunder shall be construed as giving Key Employee any right to be retained in the employ of any Participating Company.

(c)    Headings. The headings contained in this Award Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Award Agreement.

(d)    Consistency with the Plan. This Award Agreement is subject to all the provisions of the Plan. It is expressly agreed and understood that in the case of any inconsistency between the provisions of this Award Agreement and the Plan, the provisions of the Plan shall control, as determined in the sole judgment of the Committee.

(e)    Code Section 409A. To the extent applicable hereto, this Award and the payments set forth herein are intended to be compliant with, or exempt from, the requirements of Section 409A of the Code and shall be interpreted and administered in accordance therewith, although no warranty as to such compliance is made.

(f)    Applicable Law. The interpretation of the provisions hereof shall be governed by the laws of the State of Florida.

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed and delivered on the Effective Date first above written.

KEY EMPLOYEE

_/ParticipantName/     Name:
/ParticipantAddress/

RAYONIER INC.

By	/s/ Shelby L. Pyatt
Shelby L. Pyatt
Vice President, HR and IT